Consent of Independent Auditors




The Board of Directors and Shareholders
Princor Blue Chip Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights", "Additional Information - Financial Statements", and "Financial Statements" and to the incorporation by reference of our report dated November 27, 1996 in the registration statement of Princor Blue Chip Fund, Inc. on Form N-1A and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-38355) and to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-06263).


/s/Ernst & Young LLP


Des Moines, Iowa
August 14, 1997